UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2015

Bluerock Residential Growth REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-153135	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 9th Floor New York, NY 10019
(Address of principal executive offices)

(212) 843-1601
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.03 is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT OF REGISTRANT

As previously reported in our Current Report on Form 8-K dated January 12, 2015 and filed January 12, 2015, on January 12, 2015, through a wholly-owned subsidiary of our operating partnership, BRG Southside, LLC, we made a convertible preferred equity investment in a multi-tiered joint venture along with Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC, which are affiliates of our Manager, and an affiliate of Trammell Crow Residential (“TCR”), to develop an approximately 269-unit class A, apartment community located in Houston, Texas, to be known as Alexan Blaire House (the “Alexan Blaire House Property”). The Alexan Blaire House Property will be developed upon a tract of land ground leased from Prokop Industries BH, L.P., a Texas limited partnership by BR Bellaire BLVD, LLC (“Blaire House JV”), as tenant under an 85-year ground lease (the “Ground Lease”).

On April 7, 2015, Blaire House JV closed on a $31,800,000 construction loan made by Bank of America, NA, a national banking association, and such other lenders as may participate alongside Bank of America (the “Construction Loan”) to fund, in conjunction with an approximately $17.0 million equity investment by Blaire House JV, the development of the Alexan Blaire House Property. The Construction Loan is secured by Blaire House JV’s leasehold interest in the Alexan Blaire House Property pursuant to the Ground Lease. Upon satisfaction of various preconditions to the funding of any such draws, draw requests under the Construction Loan are to be funded to satisfy construction and other related expenditures, which draws may be requested on a bi-monthly basis during the first eighteen months of the loan term and monthly thereafter. The Construction Loan has a 48-month term, maturing on April 7, 2019, and is subject to a single one-year extension, subject to certain conditions including a debt service coverage ratio equal to or greater than 1.20 to 1.00, a Loan-to-Value Ratio of less than or equal to 65% and payment of an extension fee equal to 0.25% of the outstanding principal amount.

The interest rate on the Construction Loan is a variable per annum rate, subject to election, on an advance by advance basis, by the borrower from (i) a Base Rate (which is equal to 1.25% per annum plus the highest of (a) the Federal Funds Rate plus 0.5%, (b) the Prime Rate as publicly announced by Bank of America, and (c) the LIBOR Daily Floating Rate plus 2.25%), (ii) subject to a $500,000 minimum principal, a LIBOR Rate (which is determined in accordance with the following formula: LIBOR divided by (one minus the percentage prescribed by the Federal Reserve System for determining the maximum reserve requirement generally applicable to financial institutions regulated by the Federal Reserve Board in respect of Eurocurrency liabilities) plus 2.25% and (iii) subject to Bank of America’s sole discretion, a LIBOR Daily Rate (which is equal to the LIBOR Daily Floating Rate plus 2.25%); provided, however in the absence of express election, the LIBOR Daily Rate shall be applicable. Regular monthly payments are interest-only during the initial term until the maturity date. If the extension option is exercised, monthly amortization will begin, with payments thereafter including an amount equal to the average of principal payments for the initial twelve months on the outstanding principal amount amortized over 30 years at an interest rate of 6.00% per annum until the maturity date. The Construction Loan can be prepaid without penalty; provided that if any portion of the principal is accruing interest at the LIBOR Rate, any payments made on a day other than the last day of an interest period shall subject the Blaire House JV to payment of a lender’s consequential losses.

In conjunction with the closing of the Construction Loan, affiliates of TCR provided a performance guaranty and a repayment guaranty of 50% of the outstanding principal amount of the Construction Loan, reducing to 25% of the outstanding principal upon completion of construction and achievement of a debt service coverage ratio greater than or equal to 1.00 to 1.00; further reducing to no obligation for the outstanding principal amount upon achievement of a debt service coverage ratio greater than or equal to 1.30 to 1.00 for two consecutive quarters and a loan-to-value ratio less than or equal to 65%. Notwithstanding any reduction in the outstanding principal amount guaranteed, each guarantor will remain liable for interest and other indebtedness.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

DATE: April 13, 2015	/s/ Christopher J. Vohs
Christopher J. Vohs
Chief Accounting Officer and Treasurer

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